SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               -------------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                        Under the Securities Act of 1933




                       MAGNITUDE INFORMATION SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)


      Delaware                                                  75-2228828
State or other jurisdiction of (Primary Standard Industrial   (I.R.S.Employer
incorporation of organization)  Classification Code Number) Identification No.)



                                 50 Tannery Road
                          Branchburg, New Jersey 08876
                                 (908) 534-6400
          (Address and Telephone Number of Registrant's Principal  (Zip Code)
               Executive Office)





                  Resignation Agreement with Michael G. Martin
                        (700,000 shares of common stock)
                            (Full title of the plans)






                           Steven D. Rudnik, President
                                 50 Tannery Road
                          Branchburg, New Jersey 08876
                                 (908) 534-6400

 (Name, Address and Telephone number, including area code, of agent for service)






                                   ----------
                                   Copies to:
                             Joseph J. Tomasek, Esq.
                             77 North Bridge Street
                          Somerville, New Jersey 08876
                                 (908) 429-0030

                         CALCULATION OF REGISTRATION FEE
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                                            Proposed           Proposed
Title of                   Amount           maximum            maximum             Amount of
securities to              to be            offering price     aggregate           registration
be registered              registered       per share (1)      offering price (1)      fee
-------------------------------------------------------------------------------------------------

Common Stock (1)           700,000              $0.90           $630,000                 $191.00
--------------------------------------------------------------------------------------------------

(1) Calculated in accordance with 457(c) using the closing price for the common stock on January 28, 2000.

          Part I - Information Required in the Section 10(a) Prospectus

         The documents containing information specified in Part I (plan information and registrant information) will be sent or given to the consultants and employees as specified by Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424. The documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this form taken together constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933.

                       MAGNITUDE INFORMATION SYSTEMS, INC.

                         700,000 shares of common stock

                             ----------------------

          Certain officers, directors, employees and consultants of Magnitude Information System may sell up to 700,000 shares of common stock.

          Magnitude Systems will not receive any proceeds from this offering.

                            -----------------------

          Please see the risk factors beginning on page 7 to read about certain factors you should consider before buying shares of common stock.

                             -----------------------

          Magnitude Information System's, Inc's common stock is quoted on the OTC Bulletin Board under the symbol MAGY. On January 28, 2000 the last sale price of the common stock as reported on the Bulletin Board was $.90

          The mailing address of our principal executive offices is 50 Tannery Road, Branchburg, New Jersey 08876.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                   The date of this prospectus is February 1, 2000.

                                TABLE OF CONTENTS

The Company . . . . . . . . . . . . . . . . . . . . . . .. . . .. .  6

Risk Factors . . . . . . . . . . . . . . . . . . . . . . .   . . . . 7

Available Information . . . . . . . . . . . . . . . . . . . . .  . . 9

Incorporation of Certain Documents by Reference . . . . . .. . ......9

Selling Securityholders . . . . . . . . . . . . . . . . . .. . . .   11

Plan of Distribution . . . . . . . . . . . . . . . . . . .  . . . .  12

Description of Securities . . . . . . . . . . . . . . . . .. . . ..  13

Transfer Agent and Registrar . . . . . . . . . . . . . . .  . .  . . 16

Legal Matters . . . . . . . . . . . . . . . . . . . . . . .. . . . . 16

Experts . . . . . . . . . . . . . . . . . . . . . . . . . .. .  . .  16

Indemnification of Directors and Officers . . . . . . . . .. .  . .  16

                                   The Company

         Magnitude Information Systems, Inc. (the "Company" or "Magnitude") was incorporated as a Delaware corporation on April 19, 1988 under the name Fortunistics Inc. On March 4, 1993, the Company changed its name to Whitestone Industries, Inc. On July 14, 1997, the Company changed its name to Proformix Systems, Inc., and on November 18, 1998, the Company changed its name to Magnitude Information Systems, Inc. .

         The Company's primary product is an integrated suite of proprietary software modules marketed under the name "Magnitude EMS" (Ergonomic Management System) which are designed to help individual computer users and businesses deal with potentially preventable repetitive stress injury (RSI). These software modules can be applied individually or together in a comprehensive ergonomic and early intervention program that seeks to modify a user's behavior by monitoring computer usage patterns over time and warning the user when to break a dangerous trend in repetitive usage of an input device, such as a keyboard or mouse. The product was developed to train people working on computers, monitor computer-use related activities and evaluate a user's risk exposure and propensity towards injury or loss of effectiveness in connection with his/her day-to-day work. Moreover, the software enables a company to not only address the issue of health risks involving employees and to minimize resulting potential liabilities, but delivers a powerful tool to increase overall productivity.

BACKGROUND

     On June 24, 1997, the Company entered into an acquisition agreement whereby it acquired substantially all of the outstanding stock of Proformix, Inc., a Delaware corporation and manufacturer of ergonomic keyboarding systems. Proformix, Inc. in November 1998 changed its name to Magnitude, Inc. and is hereafter referred to as Magnitude, Inc.. The Company and Magnitude, Inc. remain as two separate legal entities whereby Magnitude, Inc. operates as a subsidiary of Magnitude Information Systems, Inc.. The operations of the newly combined entity are currently comprised solely of the operations of Magnitude, Inc.

      On February 2, 1998, the Company entered into an Agreement and Plan of Merger with Rolina Corporation, a privately held New Jersey software developing firm, and on April 30, 1998, into an Asset Purchase Agreement with Vanity Software Publishing Co., a Canadian developer of specialized software, whereby the Company, in return for payments in form of cash and equity, acquired the rights to certain software products and related assets, with such software products subsequently forming the basis for the further development during the year of the Company's proprietary "Magnitude EMS" (Ergonomic Management System) software product. The "Magnitude EMS" system was introduced to the market in November 1998 and has since been expanded and enhanced through newer releases.

     On November 18, 1998, the Company and its wholly owned subsidiary Magnitude, Inc. entered into an Asset Purchase Agreement and several related agreements with 1320236 Ontario Inc. ("OS"), a publicly traded Canadian designer, manufacturer and distributor of office furniture pursuant to which OS acquired Magnitude, Inc.'s hardware product line comprised of ergonomic keyboard platform products and accessories, and all related inventory and production tooling and warehousing assets, and all intellectual property rights including the Proformix name, against a cash consideration and an ongoing contingent stream of royalty payments on OS' sales of the Proformix hardware products. With the sale of the hardware product line, the Company's business is now focused exclusively on the further development and marketing of its new software products. Recently proposed Federal OSHA workplace ergonomics regulations involving mandatory compliance guidelines for industry where potentially preventable repetitive stress injuries occur have opened a potentially very large market for the Company's products. This development comes against the backdrop of a Notice of Allowance by the US Patent and Trademark Office on the Company's patent application for its Magnitude EMS software.

                                  Risk Factors

Substantial Competition.
                  The computer software industry and products developed for the computer workplace face intense competition. We will be at a competitive disadvantage in seeking to compete with other companies having more assets, larger technical staffs, established market shares and greater financial and operational resources than us. There can be no assurance that we will be able to meet the competition and operate profitably.

Possible Loss of Entire Investment.
                  The common stock offered hereby is highly speculative, involves a high degree of risk and should not be purchased by any person who cannot afford the loss of his entire investment. A purchase of our common stock in this offering would be unsuitable for a person who cannot afford to sustain such a loss.

Dependence Upon Key Personnel.
                  We are substantially dependent upon the continued services of Steven D. Rudnik, our President and Chief Executive Officer. The loss of the services of Mr. Rudnik through incapacity or otherwise would have a material adverse effect upon our business and prospects. To the extent that his services become unavailable, we will be required to retain other qualified personnel, and there can be no assurance that we will be able to recruit and hire qualified persons upon acceptable terms. We do not maintain key person life and disability insurance on the life of Mr. Rudnik.

Possible Volatility of Stock Prices.
                  There can be no assurance that a pubic market price for the common stock will continue. The market prices of the common stock may be significantly affected by factors such as announcements by us or our competitors, as well as variations in our results of operations and market conditions in general. The market price may also be affected by movements in prices of stocks in general. The relatively limited amount of publicly trading shares (float) renders our securities especially susceptible to sharp price fluctuations.

Penny Stock Regulations

                  The Securities Enforcement Penny Stock Act of 1990 requires specific disclosure to be made available in connection with trades in the stock of companies defined as "penny stocks". The Commission has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such exceptions include any equity security listed on NASDAQ and any equity security issued by an issuer that has (I) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three years; (ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years; or (iii) average annual revenue of at least $6,000,000, if such issuer has been in continuous operation for less than three years. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risk associated therewith as well as the written consent of the purchaser of such security prior to engaging in a penny stock transaction. The regulations on penny stocks may limit the ability of the purchasers of our securities to sell their securities in the secondary marketplace. Our common stock is currently considered a penny stock.

The Year 2000.
State of Readiness

                  We are dependent upon computers to operate our business and therefore are exposed to Year 2000 ("Y2K") problems. In the fall of 1998, we initiated a Y2K compliance program with the following objectives; (I) updating and/or replacing aging hardware; and (ii) assuring company-wide Y2K compliance.

                  With the assistance of outside consultants, we have identified that the computer systems used for accounting purposes were not Y2K compliant. In order to make these systems compliant, we elected to replace the software utilized. The new software was installed during the second quarter of 1999. As a result of our preparations, we have not experienced any material Y2K problems since the beginning of the year 2000.

Cost.
                  The total costs for achieving Y2K compliance were less than $10,000. Most of this cost was due to the acquisition of Y2K compliant software and replacement of certain computer hardware.

Risks Associated with Forward Looking Statements.

                  This prospectus contains "forward-looking statements" which can be identified by the use of words such as "intend," "anticipate," "believe," "estimate," "project," or "expect" or similar statements. The statements in "Risk Factors" are cautionary statements. They identify important factors with respect to forward-looking statements, that could cause actual results to differ materially from those forecasted in such statements. All forward-looking statements in this prospectus are expressly qualified in their entirety by the cautionary statements in this paragraph.

                              Available Information


                  We are a voluntary reporting company and file current, quarterly and annual reports with the Securities and Exchange Commission in compliance with the informational requirements of the Securities Exchange Act of 1934 (the "1934 Act"). However, our common shares are not registered under the 1934 Act. As a result, our proxy statements are not filed with the Securities and Exchange Commission but are prepared in accordance with the laws of the State of Delaware. In addition, because our common shares are not registered under the 1934 Act, our officers and directors as well as any holders of 10% or more of our common stock are not required to file individual reports describing their common stock holdings in our Company or changes in their ownership positions. Our current, quarterly and annual reports can be inspected and copied at the Securities and Exchange Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Room 1204, Everett McKinley Dirksen Building, 219 South Dearborn Street, Chicago, Illinois 60604; and 7 World Trade Center, Suite 1300 New York, New York 10048. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at 450 fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room can be obtained by calling the Commission at 1-800-SEC-0330. Such reports and other information may also be inspected without charge at a website maintained by the Commission. The address of the website is http://www.sec.gov.

                  This prospectus does not contain all of the information set forth in the registration statement of which this prospectus is a part and which we have filed with the Commission. For further information with respect to us and the securities offered hereby, reference is made to the registration statement, including the exhibits filed as a part thereof, copies of which can be inspected at, or obtained at prescribed rates from the Public Reference Section of the Commission at the address set forth above. Additional updating information with respect to us may be provided in the future by means of appendices or supplements to the prospectus.

                  We hereby undertake to provide without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been or may be incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Magnitude Information Systems, Inc., 50 Tannery Road, Branchburg, New Jersey 08876 (908) 534-6400.

                 Incorporation of Certain Documents by Reference

                  We hereby refer to the following documents previously filed by Magnitude Information Systems with the Securities and Exchange Commission, and incorporated these documents in this prospectus:

 (a)  Annual Report on Form 10-KSB for its fiscal year ended December 31, 1998;

 (b) Quarterly Reports on Forms 10-QSB for the periods ended March 31, 1999, June 30, 1999 and September 30, 1999;

 (c) All other reports filed pursuant to Section 13(a) and 15(d) of the Exchange Act since our fiscal year ended December 31, 1998. All documents filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent hereto, but prior to the termination of the offering of securities made by this prospectus shall be deemed to be incorporated by reference herein and to be part hereof from their respective dates of filing.

                  Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus, to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

                             Selling Securityholders

                  This prospectus covers common stock that has been issued to the selling securityholders, or may be acquired upon exercise of stock options held by the selling securityholders, named herein or to be supplementally named, as of January 31, 2000.

                  The following table sets forth as of January 31, 2000 certain information with respect to the selling securityholder, Michael G. Martin. Magnitude Information Systems will not receive any of the proceeds from the sale of the common stock

 .                      Securities                              Securities
                       Owned Prior       Securities               Owned
                       to Offering (1)  Offered Herein      After Offering (2)
                       ---------------  --------------    --------------------
Name of Selling
Securityholder         Common Stock     Common Stock      Amount             %

Michael G. Martin,     1,450,000(3)        700,000       750,000        6.72 %
Former Chairman
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(1) For purposes of this table, each person listed above is deemed to own shares of common stock if he has the right to acquire the common stock within 60 days of January 28, 2000. For purposes of computing the percentage of outstanding shares of common stock held by each selling securityholder, any security which they have the right to acquire within such date is deemed to be outstanding. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, we believe, based on information supplied by selling securityholder, that they have sole voting and investment power with respect to all the shares of common stock which they own.

(2) For purposes of this table, the number and percentage of common stock owned after the offering presumes the sale of all the common stock offered herein.

(3)      Includes stock options to purchase 750,000 shares of common stock.

                              Plan of Distribution

                  Each selling securityholder may offer and sell the shares of common stock from time to time at their discretion on the OTC Bulletin Board, or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or at negotiated prices. The distribution of the shares of common stock may be effected from time to time in one or more transactions including, without limitation; (a) a block trade in which the broker-dealer so engaged will attempt to sell the common stock as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) face-to-face or other direct transactions between the selling securityholder and purchasers without a broker-dealer or other intermediary. In effecting sales, broker-dealers or agents engaged by a selling securityholder may arrange for other broker-dealers or agents to participate. From time to time, the selling securityholder may pledge, hypothecate or grant a security interest in some or all of the common stock owned by him, and the pledgees, secured parties or persons to whom such securities have been hypothecated shall, upon foreclosure in the event of default, be deemed to be selling securityholders hereunder. In addition, the selling securityholder may from time to time sell short the common stock, and in such instances, this prospectus may be delivered in connection with such short sale and the common stock offered hereby may be used to cover such short sale.

                  Sales of the common stock may also be made pursuant to Rule 144 under the Securities Act of 1933, as amended, where applicable. The selling securityholders' shares may also be offered in one or more underwritten offerings, on a firm commitment or best efforts basis. Magnitude Information Systems will not receive proceeds from the sale of the selling securityholders' common stock.

                  From time to time, the selling securityholder may transfer, pledge, donate or assign its common stock to lenders, family members and others and each of such persons will be deemed to be a selling securityholder for purposes of this prospectus. The plan of distribution for the selling securityholders' shares of common stock sold hereunder will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be selling securityholders hereunder.

                  Including, and without limiting the foregoing, in connection with distributions of the common stock, selling securityholders may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the common stock in the course of hedging the positions he assumes. They may also enter into option or other transactions with broker-dealers that involve the delivery of the common stock to the broker-dealers, who may then resell or otherwise transfer such common stock. The selling securityholder may also loan or pledge the common stock to a broker-dealer and the broker-dealer may sell the common stock so loaned or upon default may sell or otherwise transfer the pledged common stock.

                  Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the common stock may not bid for or purchase shares of common stock during a period which commences one business day (5 business days, if Magnitude Information Systems, Inc.'s float is less than $25 million or its average daily trading volume is less than $100,000) prior to the selling securityholder's participation in the distribution, subject to exceptions for certain passive market making activities. In addition and without limiting the foregoing, the selling securityholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M which provisions may limit the timing of purchases and sales of shares of the common stock by them.

                  Magnitude Information Systems is bearing all costs relating to the registration of the shares of common stock (other than fees and expenses, if any, of counsel or other advisors to the selling securityholders). Any commissions, discounts or other fees payable to broker-dealers in connection with any sale of the shares of common stock will be borne by them.

                            Description of Securities

                  Our authorized capital stock consists of (i) 30,000,000 shares of common stock, $.0001 par value per share; (ii) 3,000,000 shares of preferred stock, of which 2,500 shares have been designated as cumulative preferred stock, $.001 par value; 300,000 shares have been designated as Series A Senior Convertible Preferred Stock; 350,000 shares have been designated as Series B Senior Convertible Preferred Stock, and; 120,000 shares have been designated as Series C Senior Convertible Preferred Stock.

Common Stock

                  Holders of common stock are entitled to one vote per share on each matter submitted to vote at any meeting of shareholders. Shares of common stock do not carry cumulative voting rights and therefore, holders of a majority of the outstanding shares of common stock will be able to elect our entire board of directors. Our board of directors have authority, without action by our shareholders, to issue all or any portion of the authorized but unissued shares of common stock, which would have the effect of reducing our shareholders percentage of ownership and diluting the book value of the common stock.

                  Shareholder have no preemptive rights to acquire additional shares of common stock. The common stock is not subject to redemption and carries no subscription or conversion rights. In the event of our liquidation, the holders of common stock are entitled to share equally in corporate assets after the holders, if any, of preferred stock and after satisfaction of liabilities. Holders of common stock are entitled to receive such dividends as our board of directors may from time to time declare out of funds legally available for such payment and after the cumulative preferred stock have been satisfied. We have never paid cash dividends on our common stock and do not anticipate that we will pay dividends in the future.

                  Our shareholders have no preemptive rights to acquire additional shares of common stock. The common stock is not subject to redemption and carries no subscription or conversion rights. In the event of our liquidation, the holders of shares of common stock are entitled to share equally in corporate assets after the holders of preferred stock, described below, and after satisfaction of liabilities. Holders of common stock are entitled to receive such dividends as our board of directors may from time to time declare out of funds legally available for the payment thereof after we have met all of our obligations to pay all of the dividends required to be paid to the holders of our preferred stock. We have never paid cash dividends on our common stock and do not anticipate that we will pay such dividends in the future.

Preferred Stock
Cumulative Preferred Stock

                  We have authorized 2,500 shares of cumulative preferred stock, of which 10 shares are outstanding. We anticipate exchanging all but one of these shares for common and other preferred stocks. The cumulative preferred stock does not have voting rights. The cumulative preferred stock ranks above the common stock with respect to dividend rights, liquidation, dissolution and redemption.

Series A Senior Convertible Preferred Stock

                  We have authorized 300,000 shares of Series A Senior Convertible Preferred Stock (the "Series A Preferred" stock or shares). We anticipate issuing part or all of the shares to certain creditors of our Company, exchanging a certain amount of Series A Preferred shares for debt obligations of the Company. The holders of the shares of Series A Preferred stock will be entitled to receive cumulative annual dividends at the rate of 7% during the first year after issuance, with this dividend rate increasing by increments of one-half of one percent for every year thereafter until the rate reaches 10% where the dividend rate will remain. The dividends will be payable to the holders of the Series A Preferred stock semi-annually when declared by our board of directors. The dividends payable to the holders of the Series A Preferred stock and the liquidation rights of these securities rank prior to and are superior to all classes and series of our common stock and of our Cumulative Preferred Stock but are equal in rank to our Series B Senior Convertible Preferred Stock and to our Series C Senior Convertible Preferred Stock described below.

                  Except as is required by Delaware Law, the holders of Series A Preferred do not have voting rights. The shares of Series A Preferred are "convertible" into shares of our common stock at the option of the holder at a conversion rate equal to 150% of the average trading price of our common shares over a 20-day trading period before the date of issuance. We have the right to buy back, or redeem part or all of these Series A Preferred shares, on an equal and prorated basis, three years after we issue these shares by paying to the holders the "Liquidation Price", or $5.00, per share together with a 15% "call premium", or $0.75, for each share of the Series A Preferred we want to redeem.

Series B Senior Convertible Preferred Stock

                  We have authorized 350,000 shares of Series B Senior Convertible Preferred Stock (the "Series B Preferred" stock or shares). We anticipate issuing part or all of the shares to future investors in our Company. The holders of the shares of Series B Preferred stock will be entitled to receive cumulative annual dividends at the rate of 7%. The dividends will be payable to the holders of the Series B Preferred stock semi-annually when declared by our board of directors. The dividends payable to the holders of the Series B Preferred stock and the liquidation rights of these securities rank prior to and are superior to all classes and series of our common stock and of our Cumulative Preferred Stock but are equal in rank to our Series A Senior Convertible Preferred Stock and to our Series C Senior Convertible Preferred Stock described below.

                  Except as is required by Delaware Law, the holders of Series B Preferred do not have voting rights. The shares of Series B Preferred are "convertible" into shares of our common stock at the option of the holder at the conversion rate of 10 common shares for one share of Series B Preferred stock. We have the right to buy back, or redeem part or all of these Series B Preferred shares, on an equal and prorated basis, three years after we issue these shares by paying to the holders the "Liquidation Price", or $9.00, per share together with a 10% "call premium", or $0.90, for each share of the Series B Preferred we want to redeem.

Series C Senior Convertible Preferred Stock

                  We have authorized 120,000 shares of Series C Senior Convertible Preferred Stock (the "Series C Preferred" stock or shares). We anticipate issuing 100,000 shares of the Series C Preferred stock in exchange for certain debt obligations and outstanding preferred stock of our Company. The holders of the shares of Series C Preferred stock will be entitled to receive cumulative annual dividends at the rate of 7%. The dividends will be payable to the holders of the Series C Preferred stock monthly. The dividends payable to the holders of the Series C Preferred stock and the liquidation rights of these securities rank prior to and are superior to all classes and series of our common stock and of our Cumulative Preferred Stock but are equal in rank to our Series A Senior Convertible Preferred Stock and to our Series B Senior Convertible Preferred Stock described above.

                  Except as is required by Delaware Law, the holders of Series C Preferred do not have voting rights. The shares of Series C Preferred are "convertible" into shares of our common stock at the option of the holder at the conversion rate of 10 common shares for one share of Series C Preferred stock. We have the right to buy back, or redeem part or all of these Series C Preferred shares, on an equal and prorated basis, three years after we issue these shares by paying to the holders the "Liquidation Price", or $9.00, per share together with a 10% "call premium", or $0.90, for each share of the Series C Preferred we want to redeem.

                          Transfer Agent and Registrar

                  The transfer agent and registrar for our common stock is Securities Transfer Corp., 16910 Dallas Parkway, Suite 100, Dallas, Texas 75248.


                                  Legal Matters

                  The legality of the shares offered hereby has been passed upon by Joseph J. Tomasek, Esq., 77 North Bridge Street, Somerville, New Jersey.

                                     Experts

                  Our consolidated financial statements incorporated in this registration statement by reference to our Annual Report on Form 10-KSB for the year ended December 31, 1998 have been audited by Rosenberg, Rich, Baker, Berman & Company, independent auditors, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion) and have been so incorporated in reliance upon the report of such firm, given upon their authority as experts in accounting and auditing.

                    Indemnification of Directors and Officers

                  Section 145 of the General Corporation Law of the State of Delaware and Article 7 of our Certificate of Incorporation contain provisions for indemnification of our officers, directors, employees and agents. The Certificate of Incorporation requires us to indemnify such persons to the fullest extent permitted by Delaware law. Each person will be indemnified in any proceeding if he acted in good faith and in a manner which he reasonably believed to be in, or not opposed to, our best interests. Indemnification would cover expenses, including attorney's fees, judgments, fines and amounts paid in settlement.

                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expense incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issues.

PART II  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Certain Documents by Reference

                  The documents listed below have been filed by us with the Commission and are incorporated herein by reference:

 (a)  Annual Report on Form 10-KSB for its fiscal year ended December 31, 1998;

 (b) Quarterly Reports on Forms 10-QSB for the periods ended March 31, 1999, June 30, 1999 and September 30,
      1999;

 (c)  All other  reports  filed by the Company  pursuant to
      Section 13(a) and 15(d) of the Exchange Act since the Company's fiscal year ended December 31, 1998.

                  All documents filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent hereto, but prior to the termination of the offering of the securities made by this prospectus shall be deemed to be incorporated by reference herein and to be part hereof from their respective dates of filing.

                  Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus, to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Item 4.  Description of Securities

                  Our authorized capital stock consists of (i) 30,000,000 shares of common stock, $.0001 par value per share; and (ii) 3,000,000 shares of preferred stock, of which (a) 2,500 shares have been designated as cumulative preferred stock, $.001 par value, (b) 300,000 shares have been designated as Series A Senior Convertible Preferred stock, $.001 par value, (c) 350,000 shares have been designated as Series B Senior Convertible Preferred stock, $.001 par value and (d) 120,000 shares have been designated as Series C Senior Convertible Preferred stock, $.001 par value.

Common Stock

                  Holders of common stock are entitled to one vote per share on each matter submitted to vote at any meeting of shareholders. Shares of common stock do not carry cumulative voting rights and therefore, holders of a majority of the outstanding shares of common stock will be able to elect our entire board of directors. Our board of directors have authority, without action by our shareholders, to issue all or any portion of the authorized but unissued shares of common stock, which would have the effect of reducing our shareholders percentage of ownership and diluting the book value of the common stock.

                  Shareholders have no preemptive rights to acquire additional shares of common stock. The common stock is not subject to redemption and carries no subscription or conversion rights. In the event of our liquidation, the holders of common stock are entitled to share equally in corporate assets after the holders of preferred stock, described below, and after satisfaction of liabilities. Holders of common stock are entitled to receive such dividends as our board of directors may from time to time declare out of funds legally available for such payment, after payment of all required dividends has been made to the holders of our preferred stock, described below. We have never paid cash dividends on our common stock and do not anticipate that we will pay dividends in the future.

Preferred Stock

Cumulative Preferred Stock

                  We have authorized 2,500 shares of cumulative preferred stock, of which 10 shares are outstanding. We anticipate exchanging common and other preferred stock for all but one of the outstanding cumulative preferred shares. The cumulative preferred stock does not have voting rights. The cumulative preferred stock ranks above the common stock with respect to dividend rights, liquidation, dissolution and redemption.


Series A Senior Convertible Preferred Stock

                  We have authorized 300,000 shares of Series A Senior Convertible Preferred Stock (the "Series A Preferred" stock or shares). We anticipate issuing part or all of the shares to certain creditors of our Company, exchanging a certain amount of Series A Preferred shares for debt obligations of the Company. The holders of the shares of Series A Preferred stock will be entitled to receive cumulative annual dividends at the rate of 7% during the first year after issuance, with this dividend rate increasing by increments of one-half of one percent for every year thereafter until the rate reaches 10% where the dividend rate will remain. The dividends will be payable to the holders of the Series A Preferred stock semi-annually when declared by our board of directors. The dividends payable to the holders of the Series A Preferred stock and the liquidation rights of these securities rank prior to and are superior to all classes and series of our common stock and of our Cumulative Preferred Stock but are equal in rank to our Series B Senior Convertible Preferred Stock and to our Series C Senior Convertible Preferred Stock described below.

                  Except as is required by Delaware Law, the holders of Series A Preferred do not have voting rights. The shares of Series A Preferred are "convertible" into shares of our common stock at the option of the holder at a conversion rate equal to 150% of the average trading price of our common shares over a 20-day trading period before the date of issuance. We have the right to buy back, or redeem part or all of these Series A Preferred shares, on an equal and prorated basis, three years after we issue these shares by paying to the holders the "Liquidation Price", or $5.00, per share together with a 15% "call premium", or $0.75, for each share of the Series A Preferred we want to redeem.

Series B Senior Convertible Preferred Stock

                  We have authorized 350,000 shares of Series B Senior Convertible Preferred Stock (the "Series B Preferred" stock or shares). We anticipate issuing part or all of the shares to future investors in our Company. The holders of the shares of Series B Preferred stock will be entitled to receive cumulative annual dividends at the rate of 7%. The dividends will be payable to the holders of the Series B Preferred stock semi-annually when declared by our board of directors. The dividends payable to the holders of the Series B Preferred stock and the liquidation rights of these securities rank prior to and are superior to all classes and series of our common stock and of our Cumulative Preferred Stock but are equal in rank to our Series A Senior Convertible Preferred Stock and to our Series C Senior Convertible Preferred Stock described below.

                  Except as is required by Delaware Law, the holders of Series B Preferred do not have voting rights. The shares of Series B Preferred are "convertible" into shares of our common stock at the option of the holder at the conversion rate of 10 common shares for one share of Series B Preferred stock. We have the right to buy back, or redeem part or all of these Series B Preferred shares, on an equal and prorated basis, three years after we issue these shares by paying to the holders the "Liquidation Price", or $9.00, per share together with a 10% "call premium", or $0.90, for each share of the Series B Preferred we want to redeem.

Series C Senior Convertible Preferred Stock

                  We have authorized 120,000 shares of Series C Senior Convertible Preferred Stock (the "Series C Preferred" stock or shares). We anticipate issuing 100,000 shares of the Series C Preferred stock in exchange for certain debt obligations and outstanding preferred stock of our Company. The holders of the shares of Series C Preferred stock will be entitled to receive cumulative annual dividends at the rate of 7%. The dividends will be payable to the holders of the Series C Preferred stock monthly. The dividends payable to the holders of the Series C Preferred stock and the liquidation rights of these securities rank prior to and are superior to all classes and series of our common stock and of our Cumulative Preferred Stock but are equal in rank to our Series A Senior Convertible Preferred Stock and to our Series B Senior Convertible Preferred Stock described above.

                  Except as is required by Delaware Law, the holders of Series C Preferred do not have voting rights. The shares of Series C Preferred are "convertible" into shares of our common stock at the option of the holder at the conversion rate of 10 common shares for one share of Series C Preferred stock. We have the right to buy back, or redeem part or all of these Series C Preferred shares, on an equal and prorated basis, three years after we issue these shares by paying to the holders the "Liquidation Price", or $9.00, per share together with a 10% "call premium", or $0.90, for each share of the Series C Preferred we want to redeem.

Item 5.  Interests of Named Experts and Counsel

                  The legality of the shares offered hereby has been passed upon by Joseph J. Tomasek, Esq., 77 North Bridge Street, Somerville, New Jersey 08876.


Item 6.  Indemnification of Directors and Officers

                  Section 145 of the General Corporation Law of the State of Delaware and Article 7 of our Certificate of Incorporation contain provisions for indemnification of our officers, directors, employees and agents. The Certificate of Incorporation requires us to indemnify such persons to the fullest extent permitted by Delaware law. Each person will be indemnified in any proceeding if he acted in good faith and in a manner which he reasonably believed to be in, or not opposed to, our best interests. Indemnification would cover expenses, including attorney's fees, judgments, fines and amounts paid in settlement.

                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expense incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issues.

Item 7.  Exemption from Registration Claimed

   Not applicable.

Item 8.  Exhibits

   5.1      Opinion of Joseph J. Tomasek, Esq.

   10.1     Resignation Agreement with Michael G. Martin dated January 28, 2000

   23.1     Consent of Joseph J. Tomasek, Esq. (included in Exhibit 5.1)

   23.2     Consent of Rosenberg, Rich, Baker, Berman & Company

Item 9.  UNDERTAKINGS

         (a) The undersigned registrant hereby undertakes;

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement;

                   (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

            (iii)  To  include  any  material   information  with respect to
the plan of distribution not previously disclosed in the Registration Statement or any material change of such information in the Registration Statement;

                  Provided however that paragraphs (a)(1)(I) and (a)(1)(ii) shall not apply to information contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

                  Pursuant to the requirement of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, therewith duly authorized, on January 28, 2000

                                       MAGNITUDE INFORMATION SYSTEMS, INC.

                                       By: /S/ STEVEN D. RUDNIK
                                       Steven D. Rudnik, President

                                POWER OF ATTORNEY

                  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below, hereby constitutes and appoints Steven D. Rudnik, his true and lawful attorney-in-fact, with full power of substitution and resubstitution, for his and in his name, place and stead, in any and all capacities, to sign any or all amendments or supplements to this Registration Statement and to file the same with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to this Registration Statement or any amendments or supplements hereto and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                  Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in their respective capacities with Magnitude Information Systems, Inc. and on the dates indicated.

Signature                 Title                               Date
-----------               -------                             -------
/s/ STEVEN D. RUDNIK      President, CEO and Director         January 28, 2000
--------------------
Steven D. Rudnik          (Principal Executive Officer)

/s/ JOERG H. KLAUBE       Chief Financial Officer             January 28, 2000
Joerg H. Klaube           (Principal Financial Officer)

                          Director
Paul Chernis

/s/ PETER J. BUSCETTO     Director                            January 28, 2000
---------------------
Peter J. Buscetto

/s/ SEYMOUR KROLL         Director                            January 28, 2000
Seymour Kroll

/s/ JOHN DUNCAN           Executive Vice President
John Duncan               and Director                        January 28, 2000

                                           Exhibit 5.1
                                         LAW OFFICES OF
                                        JOSEPH J. TOMASEK
                                         ATTORNEY AT LAW
Joseph J. Tomasek                      77 North Bridge Street    (908)429-0030
Member N.J., N.Y., and Ill. Bars       Somerville, New Jersey          ---
                                                       08876     (908)429-0040
                                                      E-mail: jtoma4368@aol.com

                                January 31, 2000

Magnitude Information Systems, Inc.
50 Tannery Road
Branchburg, New Jersey 08876

        Re:       Registration Statement on Form S-8, dated January 31, 2000

Gentleman:

We have acted as counsel to Magnitude Information Systems, Inc. ("Company"), a Delaware corporation, pursuant to a Registration Statement on Form S-8, as filed with the Securities and Exchange Commission on January 31, 2000 ("Registration Statement"), covering 700,000 shares of the Company's Common Stock, $.0001 par value ("Common Stock" issued pursuant to a certain agreement.

In acting as counsel for the Company and arriving at the opinion s as expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company, agreements and other instruments, certificates of officers and representatives of the Company, certificates of public officials and other documents as we have deemed necessary or appropriate as a basis for the opinion s expressed herein.

In connection with our examination we have assumed the genuineness of all signatures, the authenticity of all documents tendered to us as originals, the legal capacity of natural persons and the conformity to original documents of all documents submitted to us as certified or photostated copies.

Based on the foregoing, and subject to the qualifications and limitations set forth herein, it is our opinion that:

1. The Company has authority to issue the Common Stock in the manner and under the terms set forth in the Registration Statement.

2. The Common Stock has been duly authorized and when issued, delivered and paid for by recipients in accordance with their respective terms, will be validly issued, fully paid and non-assessable.

We express no opinion with respect to the laws other than those of the State of New Jersey and Federal Laws of the United States of America, and we assume no responsibility as to the applicability or the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and its use as part of the Registration Statement.

We are furnishing this opinion to the Company solely for its benefit in connection with the Registration Statement. It is not to be used, circulated, quoted or otherwise referred to for any other purpose.

                               Very truly yours,

                              /s/ JOSEPH J. TOMASEK
                             Joseph J. Tomasek, Esq.

                                  Exhibit 23.2

              [LETTERHEAD OF ROSENBERG RICH BAKER BERMAN & COMPANY



                                January 31, 2000



Magnitude Information Systems, Inc.
50 Tannery Road
Branchburg, New Jersey 08876

        Re:       Registration Statement on Form S-8, dated January 31, 2000

Gentleman:


We hereby consent to the incorporation by reference of Form 10-KSB of our report dated April 7, 1999 relating to the consolidated financial statements of Magnitude Information Systems, Inc. and Subsidiaries (formerly Proformix Systems, Inc. and Subsidiaries) in this Registration Statement on Form S-8, and to the reference to our firm under the caption "Experts".



                       Very truly yours,




                    /s/ ROSENBERG RICH BAKER BERMAN & COMPANY
                      Rosenberg Rich Baker Berman & Company




















magnitud.s-8

                                  Exhibit 10.1

                              RESIGNATION AGREEMENT


THIS RESIGNATION AGREEMENT (this "Agreement") is made this 28th day of January, 2000 by and between MICHAEL G. MARTIN, residing at 65 Nicole Terrace, Bridgewater, New Jersey 08807 ("Martin") and MAGNITUDE INFORMATION SYSTEMS, INC., a Delaware corporation, having its principal offices at 50 Tannery Road, Unit 8, Branchburg, New
Jersey 08876 (the "Company").

                              B A C K G R O U N D:

WHEREAS, Martin and the Company agree that it is in the best interests of Martin and the Company to terminate their business relationship as provided herein.

NOW, THEREFORE, it is agreed:

        1. Resignation. Martin hereby tenders his resignation as a director, Chairman of the Board of Directors and employee to the Company, a copy of which is attached hereto as Exhibit A, effective as of the date hereof.

        2. Termination of Employment Agreement. Upon the execution and delivery of this Agreement, a certain Employment Agreement, dated July 18, 1997, by and between Martin and the Company as well as any and all amendments or superseding and subsequent contracts, agreements or understandings between the parties, whether written or oral, shall automatically terminate effective as of the date hereof.

Upon the execution and delivery of this Agreement, the Company and Martin shall execute and deliver a certain "Restrictive Covenant Confidentiality Agreement", dated the same date, a copy of which is annexed hereto as Exhibit B.

        3. Mutual Releases. The Company hereby releases Martin, his heirs, executors and administrators forever, effective upon the date this Agreement is executed and delivered, from any and all claims, except (a) claims as to which
Section 102 (b)(7) of the Delaware General Corporation Law does not permit the elimination of director liability and (b) securities law violations. Conjunctively, Martin hereby releases the Company, its directors, officers, employees and agents forever, effective upon the date hereof, from any and all claims. The Company hereby agrees to indemnify Martin for any claim released above and for any claim brought by a director, officer, employee or agent of the Company which is brought by reason of that status, effective upon the date hereof.

        4. Martin's Cumulative Preferred Shares: Partial Conversion to Common Shares. Martin and the Company agree that $350,000 of the $900,000 principal amount represented by nine (9) Cumulative Preferred Shares held of record by Martin shall be exchanged for 700,000 shares of the Common Stock issued by the Company (the "Common Shares") upon the execution and delivery of this Agreement. In addition, the Company shall file a registration statement on Form S-8 registering the subject 700,000 shares of the Common Stock of the Company on behalf of Martin under the Securities Act of 1933, as amended within one (1) business day of the date of this Agreement.

        5. Cumulative Preferred Shares and Company Note: Partial Conversion to Preferred Shares. Martin and the Company agree that the remaining principal balance of $550,000 U.S. of the Cumulative Preferred Shares and the Company's debt due Martin and represented by the February 11, 1999 Company promissory note in the original principal amount of $351,059.67 shall be exchanged for $900,000 U.S. principal amount of a new series of Company preferred shares, the "Certificate of Designations" for which preferred shares is attached hereto as Exhibit C (the "Martin Preferred Shares"): the parties acknowledge that the Martin Preferred Shares shall have rights, among others, to a 7%, per annum, dividend payment to be paid monthly. The Company hereby undertakes to prepare and file a registration statement with the U.S. Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended, registering a sufficient number of the Company's common shares in order to accommodate any election to convert the Martin Preferred Shares into common shares on or before August 1, 2000.

Upon the execution and delivery of this Agreement, the Company shall deliver a certificate representing the $900,000 in principal amount of the Martin Preferred Shares to Martin.

        6. Restrictive Covenant - Confidentiality Agreement. In consideration of the promises made by Martin in the "Restrictive Covenant - Confidentiality Agreement" to be executed and delivered at the same time as this Agreement, a copy of which is annexed hereto as Exhibit B, the Company agrees to pay to Martin a monthly fee in the amount of $5,555 over the 36-month term of that agreement. In addition and in accordance with the terms and provisions set forth therein, the Company agrees to pay Martin's New Jersey Cobra health insurance premium payments and the premium payments for Martin's term life insurance ($1 million) for the next 18 month period.

        7. Company Covenants. The parties hereby make the following covenants, effective upon the execution and delivery of this Agreement, as follows:

                  A. The Company covenants that it shall not issue a series of preferred shares that will have dividend and/or liquidation rights superior to those of the Martin Preferred Shares as long as such shares remain issued and outstanding, except, however, the Company shall be permitted to authorize and issue a series of preferred shares that may have dividend and/or liquidation rights superior to those set forth in the Martin Preferred Shares on condition that such preferred shares are issued only to creditors holding the approximately $1.4 million of principal debt represented by the private placement Company promissory notes set forth in and reflected on the Company's audited financial statements for the fiscal year ended December 31, 1998.

                  B. In the event the Company chooses to exercise its right to redeem some or all of the Series B Senior Convertible Preferred Stock (the "B Preferred Stock"), the Company covenants that it shall at the same time repurchase at the redemption price a prorata portion of the Martin Preferred Shares based upon the relative principal amounts of the B Preferred Stock and the Martin Preferred Shares, outstanding immediately prior to the notice of redemption. For example, if the Company chooses to exercise its right to redeem $200,000 of the principal amount of the B Preferred Stock and there is outstanding immediately prior to the notice of redemption $1,000,000 of principal amount of the B Preferred Stock and $500,000 of principal amount of Martin Preferred Shares the Company shall be obligated by this covenant to repurchase $100,000 of the principal amount of the Martin Preferred Shares at the same time it elects to redeem such amount of the B Preferred Stock.

                  C. Martin covenants that he will not sell any common shares of the Company received from any conversion of any series of Company preferred stock for a period of 12 months following the execution and delivery of this Agreement, except, however, the

700,000 Company common shares identified in Section 4 above.

        8. Representations and Warranties. A. The Company hereby represents and warrants to Martin, effective upon the date of this Agreement, the following:

                           (i)   The Company is duly organized under the laws of
the State of Delaware and has all requisite authority to enter into and perform all of its obligations set forth in this Agreement.

                           (ii) The execution and delivery of this Agreement
has been approved and authorized by the Board of Directors of the Company.

                  B. Martin hereby represents and warrants to the Company, effective upon the date of this Agreement, as follows:

                           (i)  He is fully authorized to enter into and
perform all of his obligations set forth in this Agreement.

                           (ii) His execution, delivery and performance of this
Agreement shall not violate any agreement or contract to which he is a party.

        9. Deliveries to be Made. Upon the execution and delivery of this Agreement, the parties shall deliver or undertake, as the case may be, the following:

                  A. The execution and delivery by the Company and Martin of the Restrictive Covenant - Confidentiality Agreement, a copy of which is annexed hereto as Exhibit B.

                  B. The Company shall issue its irrevocable order to its stock transfer agent to issue a certificate representing 700,000 Company Common Shares in the name of Martin.

                  C. The Company shall file a registration statement on Form S-8 with the Securities and Exchange Commission (the "SEC") registering the 700,000 Company Common Shares on behalf of Martin within 24 hours; simultaneously, the Company shall issue its opinion to its stock transfer agent that the certificate or certificates representing the 700,000 Company Common Shares should not bear a restrictive legend since they have been registered under the Securities Act of 1933, as amended. The Company hereby undertakes to indemnify Martin from and against any liability arising out of or in connection with any action by the SEC that invalidates this registration statement.

                  D. The Company shall deliver a certificate representing $900,000 U.S. in principal amount of the Martin Preferred Shares in the name of Martin in exchange for receipt of the Company February 11, 1999 Promissory Note, referenced in Section 5 above, and in exchange for the delivery of the 9 shares of Company Cumulative Preferred Stock (also referenced in Section 5 above) or, if lost, an appropriate affidavit of lost stock certificate.

        10. Entire Agreement - Modification. This Agreement, including all of the Exhibits attached hereto, supersedes all prior agreements, understandings, contracts and promises made between the parties hereto, whether oral or written, and may not be amended or modified except by a writing signed by the parties.

        11. Notices. Except as otherwise expressly provided herein, any notice, consent, or other communication required or permitted to be given hereunder shall be in writing and shall be sent either (a) by E-mail and overnight express mail delivery or (b) by telecopy and overnight express mail delivery; a written notice sent in either such manner shall be deemed received upon the earlier of the first business day after the date either an E-mail or telecopy notice is received or when the required written notice sent overnight express mail delivery is received, with proof of delivery. All written notices shall be addressed to a party at the following address:

If to Magnitude Information Systems, Inc.:

Steven D. Rudnik, President
Magnitude Information Systems, Inc.
50 Tannery Road, Unit 8
Branchburg, New Jersey 08876

with a copy to:

Michael Hanrahan, Esq.
Prickett, Jones & Elliott
1310 King Street, Box 1328
Wilmington, Delaware 19899

If to Michael G. Martin:

Michael G. Martin
65 Nicole Terrace
Bridgewater, New Jersey 08807

with a copy to:

Richard J. Schachter, Esq.
Schachter, Trombodore, Offen
  Stanton & Pavics
45 East High Street
Somerville, New Jersey 08876

        12. Governing Law. This Agreement shall be governed by and construed under the laws of the State of New Jersey.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the day, month and year first above written.

ATTEST:                                     MAGNITUDE INFORMATION SYSTEMS, INC.

/s/Joerg Klaube                             By:/s/Steven D. Rudnik
Joerg Klaube                                  Steven D. Rudnik, President
Secretary
WITNESS:

/s/Richard J. Schachter                       /s/Michael G. Martin
Attorney At Law                                  Michael G. Martin
State of New Jersey
resign.mgm

                                    EXHIBIT A




Board of Directors
Magnitude Information Systems, Inc.
50 Tannery Road, Unit 8
Branchburg, New Jersey 08876

Gentlemen:

I hereby voluntarily tender my resignation, effective as of the date hereof and indicated below, from my positions as a director, officer and employee of Magnitude Information Systems, Inc. and Magnitude, Inc. My resignations are not conditioned upon acceptance by the Boards of Directors of Magnitude Information Systems, Inc. or Magnitude, Inc.

                                                              Very truly yours,

                                                           /S/Michael G. Martin
                                                              Michael G. Martin

Dated:  January 28, 2000


















mart-exh.A

                                    EXHIBIT B

                RESTRICTIVE COVENANT - CONFIDENTIALITY AGREEMENT

THIS RESTRICTIVE COVENANT - CONFIDENTIALITY AGREEMENT (this "Agreement"), made this day of January, 2000, by and between Michael G. Martin, residing at 65 Nicole Terrace, Bridgewater, New Jersey 08807 ("Martin") and Magnitude Information Systems, Inc., a Delaware corporation, having its principal offices at 50 Tannery Road, Unit 8, Branchburg, New Jersey 08876 (the "Company").

                              B A C K G R O U N D :

WHEREAS, Martin and the Company have negotiated a certain Resignation Agreement with the assistance of a third party investor pursuant to the general terms of which Martin's Employment Agreement with the Company, dated July 18, 1997, among other things, shall terminate, and;

WHEREAS, the Company has negotiated with Martin to make monthly payments to Martin in return for his agreement to continue to abide by certain promises made in his Employment Agreement during the term of this Agreement and thereafter, and;

WHEREAS, Martin and the Company desire to set forth in this Agreement all of the terms and conditions that shall govern their promises concerning issues of noncompetition and confidentiality.

NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, the parties hereto agree as follows:

                  1. Noncompetition/Nonsolicitation. Martin hereby agrees that during the term of this Agreement he shall not directly or indirectly, as a sole proprietor, member of a partnership, stockholder or investor, officer or director of a corporation, or as an employee, associate, consultant or agent of any person, partnership, corporation or other business organization or entity other than the Company: (a) engage in any business that is in competition with any business actively conducted by the Company or any of its subsidiaries within the various states in which the Company conducts business; (b) solicit or endeavor to entice away from the Company or any of its subsidiaries any person who is, or was during the then most recent 24-month period, employed by or associated with the Company or any of its subsidiaries; (c) solicit or endeavor to entice away from the Company or any of its subsidiaries any person or entity who is, or was within the then most recent 24-month period, a customer, client or prospect of the Company or any of its subsidiaries; or (d) perform any services in competition with the Company for or on behalf of any such customer, client or prospect.

        2. Confidentiality. Martin hereby covenants and agrees with the Company that he will not at any time, except with the prior written consent of the Company, directly or indirectly disclose any secret or confidential information that he may learn or has learned by reason of his association with the Company or any of its subsidiaries and affiliates. The term "confidential information" includes information not previously disclosed to the public or to the trade by the Company's management, or otherwise is not in the public domain, with respect to the Company's, or any of its affiliates, subsidiaries, products, services, facilities, applications and methods, trade secrets and other intellectual property, systems, procedures, manuals, confidential reports, product or service price lists, customer lists, technical information, financial information (including the revenues, costs or profits associated with any of the Company's products, business plans, prospects or opportunities.

        3. Exclusive Property. Martin hereby acknowledges and confirms that all confidential information is and shall remain the exclusive property of the Company. All business records, papers and documents kept or made by Martin relating to the business of the Company shall be and remain the property of the Company.

        4. Injunctive Relief. Without intending to limit the remedies available to the Company, Martin acknowledges that a breach of any of the covenants contained in this Agreement may result in material and irreparable injury to the Company or its affiliates or subsidiaries for which there is no adequate remedy at law; that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining Martin from engaging in activities prohibited by this Agreement or such other relief as may be required specifically to enforce any of the covenants in this Agreement. If for any reason a final decision of any court determines that the restrictions under this Agreement are not reasonable or that consideration therefor is inadequate, such restrictions shall be interpreted, modified or rewritten by such court to include as much of the duration and scope identified in this Agreement as will render such restrictions valid and enforceable.

        5. Payments. In consideration of Martin's promises made, the Company shall commence to pay to Martin the sum of $5,555 on February 1, 2000 and on the first day of each consecutive month thereafter for the next 35 consecutive months until January 1, 2003 when the last payment is due. The Company shall be required to make this payment no later than the 5th day of each month.

        6. Term. This Agreement shall commence upon the date set forth above and continue until January 31, 2003.

        7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey and may not be modified except by a writing signed by the parties.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the day, month and year first above written.

WITNESS:

/s/Richard J. Schachter              /s/Michael G. Martin
   Attorney At law                      Michael G. Martin
   State of New Jersey


ATTEST:                             MAGNITUDE INFORMATION SYSTEMS, INC.


/s/Joerg Klaube                     By: /s/Steven D. Rudnik
Joerg Klaube, Secretary               Steven D. Rudnik, President












rest-cov.mgm

                                    EXHIBIT C

                      CERTIFICATE OF POWERS, DESIGNATIONS,
                      PREFERENCES AND RIGHTS OF THE SHARES
                            OF THE PREFERRED STOCK OF
                       MAGNITUDE INFORMATION SYSTEMS, INC.

                                To Be Designated
                   Series C Senior Convertible Preferred Stock


Magnitude Information Systems, Inc., a Delaware corporation (the "Corporation"), in accordance with Section 103 of the General Corporation Law of the State of Delaware ("DGCL"), by its President, does hereby certify that during a meeting on January 28, 2000, the Board of Directors of the Corporation duly adopted the following resolutions providing for the issuance of a series of Preferred Stock to be designated Series C Senior Convertible Preferred Stock, par value $.001, and to consist of 120,000 shares:

                  RESOLVED, that the Corporation is hereby authorized to amend its Certificate of Incorporation and to file a Certificate of Designations of Preferred Stock to provide for 120,000 shares of Series C Senior Convertible Preferred Stock, $.001 par value ("Series C Senior Preferred"), pursuant to the terms and conditions set forth in the Certificate of Designations;

                  RESOLVED, that the rights, privileges and limitations of each share of Series C Senior Preferred shall be as follows:

1. Issuance. The series of Preferred Stock designated as Series C Senior Preferred shall consist of 120,000 shares.

2. Dividends. The holders of said shares of Series C Senior Preferred shall be entitled to receive cumulative dividends thereon at the rate of seven percent (7%) per annum, payable monthly, before any dividend shall be declared, set apart for, or paid upon the Common Stock of the Corporation. The Dividend Rate shall accrue on the Liquidation Price (as hereinafter defined) of each share of the Series C Senior Preferred. The dividends on the Series C Senior Preferred, payable in cash, shall be cumulative, so that if the Corporation fails in any fiscal year to pay such dividends on all the issued and outstanding Series C Senior Preferred, such deficiency in the dividends shall be fully paid, but without interest, before any dividends shall be paid on or set apart for the Cumulative Preferred Stock or the Common Stock.

3. Priority. The Series C Senior Preferred shall with respect to dividend rights and liquidation rights rank prior to all classes and series of Common Stock and the Cumulative Preferred Stock, and on a par with the Series A and B Senior Convertible Preferred Stock.

4. Voting. Except as required by the DGCL and as provided in Section (7) below, the holders of said shares of Series C Senior Preferred shall not be entitled to any voting rights.

5. Cancellation. Shares of Series C Senior Preferred which have been issued and reacquired in any manner, including shares purchased or converted into Common Stock, exchanged or redeemed, shall be canceled on the books of the Corporation and shall not be considered outstanding for any purpose.

6. Liquidation. In the event of any liquidation, dissolution, or winding up of the affairs of the Corporation, whether voluntary or otherwise, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the Series C Senior Preferred shall be entitled to receive, out of the remaining net assets of the Corporation, the amount of nine ($9.00) Dollars for each share of Series C Senior Preferred (the "Liquidation Price") held of record by such holder, payable in cash or in shares of stock, securities or other consideration, the value of which stock, securities or other consideration shall be fixed by the Board of Directors, plus the amount of all dividends in arrears on each such share up to the date fixed for distribution, provided, however, that such remaining net assets are sufficient to cover all the before mentioned payments and also like payments to holders of Series A and B Senior Preferred, before any distribution shall be made to the holders of Common Stock or Cumulative Preferred Stock of the Corporation. In case such remaining net assets are insufficient to cover all such payments to holders of Series A, B and C Senior Preferred, the holders of these series shall receive payments on a pro rata basis.

7. Cumulative Dividends. During such time as there exist unpaid cumulative dividends due on the Series C Senior referred, no reclassification of the shares of the Corporation or capital reorganization of the Corporation in any manner provided by law shall be valid unless (a) the holders of a majority of all the Series C Senior Preferred approve, and (b) provision is made for the payment of the aggregate unpaid cumulative dividends then in arrears.

8.  Redemption.

(i) The Corporation shall have the right to redeem pro rata any or all of its Series C Senior Preferred issued and outstanding at any time, with the Board of Directors of the Corporation in its sole discretion deciding how many shares to redeem, provided, however, that any such shares called for redemption have been issued and outstanding for a minimum of three (3) years at the time of notice of redemption to the holders of such shares, by paying to the holders thereof the Liquidation Price for each share of Series C Senior Preferred held by such holder plus a "call premium" of 10% of the Liquidation Price, together with the amount of any accrued and unpaid dividends as may have accumulated thereon at the time of redemption (the "Redemption Price").

(ii) At least 10 days but not more than 30 days prior to the date fixed by the Board of Directors of the Corporation for the redemption of any shares of the Series C Senior Preferred pursuant to subsection (i) above, a written notice shall be mailed to the holder of record of such shares of Series C Senior Preferred to be redeemed, at the address of such holder as shown on the records of the Corporation, notifying such holder of the election of the Corporation to redeem such shares, stating the date fixed for redemption thereof (hereinafter referred to as the "Redemption Date"), and calling upon such holder to surrender to the Corporation on the Redemption Date at the place designated in such notice such holder's certificate or certificates representing the number of shares of Series C Senior Preferred specified in such notice of redemption. On or after the Redemption Date, each holder of shares of Series C Senior Preferred to be redeemed shall present and surrender such holder's certificate or certificates for such shares to the Corporation at the place designated in such notice and thereupon the Redemption Price of such shares shall be paid to or to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. From and after the Redemption Date (unless default shall be made by the Corporation in payment if the Redemption Price), all dividends on the Series C Senior Preferred shall cease to accrue and all rights of the holders thereof as stockholders of the Corporation, except the right to receive the Redemption Price thereof upon the surrender of certificates representing the same, without interest thereon, shall cease and terminate and such shares shall not thereafter be transferred (except with the consent of the Corporation) on the books of the Corporation and such shares shall not be deemed to be outstanding for any purpose whatsoever.

(iii) The holder of any shares of Series C Senior Preferred notified by the Corporation of the redemption of such shares pursuant to subsection (ii) above shall have the right to exercise his option to convert such shares of Series C Senior Preferred into Common Stock of the Corporation pursuant to Section (9) below, by notifying the Corporation in writing or via facsimile prior to the Redemption Date of his election to convert, in the form prescribed therefore. The Corporation, after receipt of such notice shall remove such shares from the shares to be redeemed.

9. Conversion. Each share of Series C Senior Preferred shall be convertible at any time prior to the Redemption Date, at the holder's option, into shares of Common Stock of the Corporation on the basis of ten (10) shares of Common Stock for 1 share of Series C Senior Preferred. The holder of any shares of Series B Senior Preferred who elects to convert his or her Series C Senior Preferred into Common Stock of the Corporation shall surrender, at the principal office of the Corporation or at such other office or agency maintained by the Corporation for that purpose, the certificate or certificates representing the shares of Series C Senior Preferred to be converted, together with a written affidavit informing the Corporation of his or her election to convert such shares, whereby the date of receipt by the Corporation of such certificates and affidavit shall constitute the "Conversion Date", and which affidavit, in case the Conversion Date precedes the first anniversary of the date of issue of such certificate or certificates representing the shares of Series C Senior Preferred to be converted, includes an agreement with the Corporation not to sell or transfer the shares of Common Stock to be issued pursuant to this conversion, before the first anniversary of the date of issue of the certificate or certificates representing the shares of Series C Senior Preferred being converted. As promptly as practicable, and in any event within ten business days after surrender of such certificates, the Corporation shall deliver or cause to be delivered certificates representing the number of validly issued, fully paid and non-assessable shares of Common Stock of the Corporation to which such holder of Series C Senior Preferred so converted shall be entitled, and where the Conversion Date precedes the first anniversary of the date of issue of the certificates for Series C Senior Preferred to be converted, the agreed upon restriction against sales or transfer shall be duly noted on such certificates. Such conversion shall be deemed to have been made at the close of business on the Conversion Date, so that the rights of the holders of the Series C Senior Preferred shall thereafter cease except for the right to receive Common Stock of the Corporation in accordance herewith, and such converting holder of Series C Senior Preferred shall be treated for all purposes as having become the record holder of such Common Stock of the Corporation at such time.

10. Anti-Dilution. In the event that, prior to the conversion of the Series C Senior Preferred Stock by the holder thereof into Common Stock of the Corporation, there shall occur any change in the outstanding shares of Common Stock of the Corporation by reason of the declaration of stock dividends, or through a recapitalization resulting from stock splits or combinations, without the receipt by the Corporation of fair consideration therefor in the form of cash, services or property, the conversion ratio of the Series C Senior Preferred Stock into Common Stock of the Corporation provided for in Section (9) above shall be adjusted such that any holder of Series C Senior Preferred Stock converting such stock into Common Stock subsequent to such change in the outstanding shares of Common Stock of the Corporation shall be entitled to receive, upon such conversion, the same number of shares of Common Stock of the Corporation that he would have received had he converted his Series C Senior Preferred Stock to Common Stock prior to such change in the outstanding shares of Common Stock of the Corporation.

IN WITNESS WHEREOF, we, the undersigned, have executed and subscribed this certificate on January 28, 2000. .

ATTEST:                                              MAGNITUDE INFORMATION
                                                     SYSTEMS, INC.


/s/ Joerg H. Klaube                                  By: /s/ Steven D. Rudnik
Joerg H. Klaube, Secretary                           Steven D. Rudnik, President